UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 1)

HashiCorp, Inc.

(Name of Issuer)

Class A common stock, par value $0.000015 per share

(Title of Class of Securities)

418100103

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS. Institutional Venture Partners XVI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII, LLC (“IVM XIII”), Institutional Venture Partners XVI, L.P. (“IVP XVI”), Institutional Venture Management XVI, LLC (“IVM XVI”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Dennis B. Phelps (“Phelps”), Eric Liaw (“Liaw”), Somesh Dash (“Dash”) and Jules A. Maltz (“Maltz” and, collectively, with IVP XIII, IVM XIII, IVP XVI, IVM XVI, Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw and Dash, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

2.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Institutional Venture Management XVI, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

3.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS. Institutional Venture Partners XIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

4.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Institutional Venture Management XIII, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

5.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Todd C. Chaffee
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

6.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Norman A. Fogelsong
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

7.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Stephen J. Harrick
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 137,504 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 137,504 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,114,734 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

8.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS J. Sanford Miller
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

9.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Dennis B. Phelps
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,977,230 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

10.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Jules A. Maltz
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 111,661 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 111,661 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,088,891 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

11.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Eric Liaw
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 44,144 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 44,144 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,021,374 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

12.

CUSIP NO. 418100103	13 G

1		NAMES OF REPORTING PERSONS Somesh Dash
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 81,297 shares
	6	SHARED VOTING POWER 3,977,230 shares (2)
	7	SOLE DISPOSITIVE POWER 81,297 shares
	8	SHARED DISPOSITIVE POWER 3,977,230 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,058,527 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8% of Class A Common Stock (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

13.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class A common stock, par value $0.000015 per share (the “Class A Common Stock”) of HashiCorp, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	HashiCorp, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

101 Second Street, Suite 700
San Francisco, California 94105

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XVI, L.P. (“IVP XVI”)
2.	Institutional Venture Management XVI, LLC (“IVM XVI”)
3.	Institutional Venture Partners XIII, L.P. (“IVP XIII”)
4.	Institutional Venture Management XIII, LLC (“IVM XIII”)
5.	Todd C. Chaffee (“Chaffee”)
6.	Norman A. Fogelsong (“Fogelsong”)
7.	Stephen J. Harrick (“Harrick”)
8.	J. Sanford Miller (“Miller”)
9.	Dennis B. Phelps (“Phelps”)
10.	Jules A. Maltz (“Maltz”)
11.	Eric Liaw (“Liaw”)
12.	Somesh Dash (“Dash”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XVI	Delaware
IVM XVI	Delaware
IVP XIII	Delaware
IVM XIII	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America
Liaw	United States of America
Dash	United States of America

(d)	Title of Class of Securities:	Class A common stock

(e)	CUSIP Number:	418100103

14.

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Class A Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022:

Reporting Persons	Shares Held Directly	Sole Voting Power	Sole Dispositive Power	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class A Common Stock (3)
IVP XVI (2)	3,977,230	0	0	3,977,230	3,977,230	3,977,230	4.7%
IVM XVI(2)	0	0	0	3,977,230	3,977,230	3,977,230	4.7%
Chaffee (2)	0	0	0	3,977,230	3,977,230	3,977,230	4.7%
IVP XIII	0	0	0	0	0	0	0.0%
IVM XIII	0	0	0	0	0	0	0.0%
Fogelsong (2)	0	0	0	3,977,230	3,977,230	3,977,230	4.7%
Harrick (2)	137,504	137,504	137,504	3,977,230	3,977,230	4,114,734	4.9%
Miller (2)	0	0	0	3,977,230	3,977,230	3,977,230	4.7%
Phelps (2)	0	0	0	3,977,230	3,977,230	3,977,230	4.7%
Maltz (2)	111,661	111,661	111,661	3,977,230	3,977,230	4,088,891	4.9%
Dash (2)	81,297	81,297	81,297	3,977,230	3,977,230	4,058,527	4.8%
Liaw (2)	44,144	44,144	44,144	3,977,230	3,977,230	4,021,374	4.8%

(1)	Includes 2,000,000 shares of Class A Common Stock and 1,977,230 shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis.
(2)	IVM XVI serves as the sole general partner of IVP XVI has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XVI owns no securities of the Issuer directly. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	This percentage is based on a total of 81,949,871 shares of Class A Common Stock outstanding as of December 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022, as adjusted to include the shares of Class B Common Stock held by the Reporting Person which are treated as converted into Class A Common Stock for purposes of the Reporting Person’s beneficial ownership percentage.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

15.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

16.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2023

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.
By: Institutional Venture Management XIII, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIII, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XVI, L.P.
By: Institutional Venture Management XVI, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XVI, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

Exhibit(s):

A:            Joint Filing Statement

17.